                                                                       Exhibit 5


                              [COMCAST LETTERHEAD]

                                                               January 25, 2000

Comcast Corporation
1500 Market Street
Philadelphia, PA  19102-2148

Ladies and Gentlemen:

              I am Senior Deputy General Counsel and Vice President of Comcast Corporation, a Pennsylvania corporation (the "Company"). I have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-4, as amended (the "Registration Statement"), and the proxy statement prospectus contained in the Registration Statement (the "Prospectus") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), covering the registration under the Act of 58,900,333 shares of the Class A Special Common Stock to be issued by the Company (the "Shares") pursuant to the Agreement and Plan of Merger among Jones Intercable, Inc., the Company and Comcast JOIN Holdings, Inc., a wholly owned subsidiary of the Company, dated as of December 22, 1999 (the "Merger Agreement").

              I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion.

              On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, assuming the due execution and delivery of certificates representing the Shares, when issued and delivered as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable.

              I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

              I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


                                  Very truly yours,

                                  /s/ Arthur R. Block
                                  --------------------------------
                                  Arthur R. Block
                                  Vice President and Senior Deputy
                                   General Counsel